EXHIBIT 99.2

TERM PROMISSORY NOTE

Unless permitted under securities legislation, the holder of this security must not trade the security before December 26, 2010.

TERM GRID PROMISSORY NOTE

USD$70,000,000	TORONTO, ONTARIO

DATE: AUGUST 25, 2010

1.                                      Promise to Pay

FOR VALUE RECEIVED Harry Winston Diamond Corporation (together with its successors, the “Borrower”) unconditionally promises to pay to Kinross Gold Corporation (the “Lender”), its successors (including any successor by reason of amalgamation) and assigns, or to its order, at its offices at 25 York Street, 17th Floor, Toronto, Ontario (or at such other address as the Lender shall notify the Borrower), in lawful money of the United States of America, the amount of SEVENTY MILLION DOLLARS ($70,000,000) (the “Principal Amount”) together with interest on the Principal Amount outstanding from time to time under this Term Grid Promissory Note (this “Note”), all as recorded by the Lender on the grid on the reverse hereof and, if applicable, on the grid(s) subsequently numbered and attached hereto as Schedules (collectively, the “Grid”). The Principal Amount outstanding together with accrued and unpaid interest shall be due and be paid on the day (the “Maturity Date”) which is the later of August 25, 2011 (the “Initial Maturity Date”) and such date as may be determined in accordance with Section 6. If the Maturity Date is extended pursuant to Section 6, the Principal Amount outstanding shall be due and paid on the Maturity Date and interest shall be payable as set out in Section 2 below.

2.                                      Interest

The Principal Amount outstanding at any time and from time to time shall bear interest from and including the date hereof to but excluding the Initial Maturity Date at the rate of 5% per annum (calculated on the basis of a year of 365 days). Such interest shall be calculated and accrue daily and shall be payable (without compounding) on the Initial Maturity Date in arrears.

If the Maturity Date is extended pursuant to Section 6, the Principal Amount outstanding at any time and from time to time shall bear interest from and including the Initial Maturity Date to but excluding the Maturity Date at the rate equal to the Prime Rate (defined below) plus 8% (calculated on the basis of a year of 365 days). Such interest shall be calculated and accrue daily and shall be payable (without compounding) on the 90th day following the Initial Maturity Date and on the Maturity Date, in arrears.

Following the occurrence of an Event of Default, the Principal Amount outstanding at any time and from time to time and any accrued but unpaid interest shall bear interest at the rate equal to the Prime Rate plus 8% per annum (calculated on the basis of a year of 365 days).  Such interest shall accrue daily and shall be payable on demand.

“Prime Rate” means, at any time, the rate of interest expressed as an annual rate, established or quoted by The Royal Bank of Canada as being its reference interest rate to determine the interest rates it will charge for U.S. dollar loans made in Canada to Canadian borrowers.

3.                                      Criminal Rate of Interest

In no event shall the aggregate “interest” (as defined in Section 347 (the “Criminal Code Section”) of the Criminal Code (Canada), payable to the Lender under this Note exceed the effective annual rate of interest lawfully permitted under the Criminal Code Section.  Further, if any payment, collection or demand pursuant to this Note in respect of such “interest” is determined to be contrary to the provisions of the Criminal Code Section, such payment, collection, or demand shall be deemed to have been made by mutual mistake of the Lender and the Borrower and such “interest” shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by law or so result in the receipt by the Lender of interest at a rate not in contravention of the Criminal Code Section.

4.                                      Interest Act (Canada)

Each interest rate which is calculated under this Note on any basis other than a full calendar year (the “deemed interest period”) is, for the purposes of the Interest Act (Canada), equivalent to a yearly rate calculated by dividing such interest rate by the actual number of days in the deemed interest period, then multiplying such result by the actual number of days in the calendar year (365 or 366).

5.                                      Prepayment

The Borrower shall be entitled to prepay all or any portion of the Principal Amount outstanding without notice, bonus or penalty. Any prepayment shall be in a minimum amount of $10,000,000 and in an integral multiple of $1,000,000. Any payments in respect of amounts due under this Note shall be applied first in satisfaction of any accrued and unpaid interest, and then to the Principal Amount outstanding.

6.                                      Conversion Rights

Provided no Event of Default specified in clause (v) of Section 8 has occurred and is continuing (and without giving effect to any grace period specified therein), the Borrower may elect to satisfy, in whole or in part, the Principal Amount outstanding and accrued but unpaid interest on the Initial Maturity Date by issuing common shares in the capital of the Borrower (“HWDC Shares”). Each HWDC Share so issued will for these purposes be valued based on the 5 day volume-weighted average trading price of the HWDC Shares on the Toronto Stock Exchange (the “TSX”) prior to (but not including) the Initial Maturity Date less a discount of 10%, and the amount satisfied through such issuance shall be calculated by multiplying the total number of HWDC Shares so issued by such discounted 5 day volume-weighted average trading price, which amount shall be further multiplied by the Exchange Rate.

“Exchange Rate” means the average of the Bank of Canada noon-day exchange rate between Canadian dollars and U.S. dollars for the 5 day period prior to (but not including) the Initial Maturity Date expressed in United States dollars on the basis of the number of United States dollars issuable in exchange for one Canadian dollar.

The Borrower shall only be permitted to issue HWDC Shares to the Lender to satisfy repayment of the Principal Amount outstanding and accrued but unpaid interest pursuant to the foregoing paragraph if HWDC Shares have been and are listed and posted for trading on TSX continuously from the date hereof to and including the Initial Maturity Date and shall only be permitted to issue HWDC Shares to (and up to) the extent that such issuance does not result in the Lender holding greater than 19.9% of the issued and outstanding HWDC Shares immediately following such issuance.

In the event that the Borrower elects to satisfy a portion of the Principal Amount outstanding and accrued but unpaid interest pursuant to the foregoing paragraphs in HWDC Shares and notifies the Lender that based on its current cash balances, it has determined in good faith not to repay the balance of the Principal Amount outstanding and accrued but unpaid interest on the Initial Maturity Date, but to extend the Maturity Date, the Maturity Date shall automatically be extended for a period of 180 days.

7.                                      Covenants

(i)                                     Corporate Existence. The Borrower shall do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence. The Borrower shall cause each of its subsidiaries to preserve and keep in full force and effect its corporate, partnership or other existence, in each case, except as would not otherwise have a material adverse effect on the business, assets, operations, condition, financial or otherwise, of the Borrower and its subsidiaries, taken as a whole.

(ii)                                  Ranking. The Borrower shall not permit any of its subsidiaries to guarantee or otherwise be liable for, directly or indirectly, any indebtedness for borrowed money unless such subsidiary shall provide a guarantee of the obligations of the Borrower hereunder provided that the foregoing shall not apply to guarantees or liabilities incurred by any subsidiary of the Borrower in connection with or permitted under the facility agreement dated June 24, 2010 among, inter alia, the Borrower and Standard Chartered Bank, as amended from time to time (the “Senior Facility”). The Borrower shall not and shall not permit any of its subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any lien that secures obligations under any indebtedness for borrowed money (including any guarantee in respect thereof) unless the obligations of the Borrower hereunder (and the obligations of any subsidiary under any guarantee provided in connection herewith) are equally and rateably secured, provided that the foregoing shall not apply to liens securing or permitted under the Senior Facility (including any liens securing any guarantees provided in connection therewith).

(iii)                               Fundamental Changes. The Borrower shall not, and shall not permit any of its subsidiaries to, enter into any transaction whereby all or substantially all of the assets of the Borrower and its subsidiaries (determined on a consolidated basis) would become the property of any other person (whether by way of reorganization, merger, amalgamation, arrangement, consolidation, transfer, sale or otherwise).

8.                                      Events of Default

All amounts due under this Note shall immediately become due and payable without any notice, presentation, demand, protest or other action or notice to the Borrower if any one or more of the following events of default (an “Event of Default”) has occurred and is continuing:

(i)                                   subject to Section 6 above, the Borrower fails to make payment when due of the Principal Amount outstanding or of any accrued interest when due;

(ii)                                any person or group of persons acting jointly or in concert (including their affiliates) acquires more than 50% (on a fully diluted basis) of the economic or voting interests in the capital of the Borrower or acquires the right to directly or indirectly designate or nominate a majority of the board of directors of the Borrower;

(iii)                             any representation and warranty of the Borrower in the purchase agreement dated August 11, 2010 between the Borrower and the Lender (as amended from time to time, the “Purchase Agreement”) shall prove to have been inaccurate in any material respect when made or deemed to be made;

(iv)                            the Borrower shall fail to perform, observe or comply with, in any material respect, any of its covenants herein or in the Purchase Agreement;

(v)                               the Borrower (i) becomes insolvent or generally not able to pay its debts as they become due, (ii) admits in writing its inability to pay its debts generally or makes a general assignment for the benefit of creditors, (iii) institutes or has instituted against it any proceeding seeking (x) to adjudicate it a bankrupt or insolvent, (y) liquidation, winding-up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency, reorganization or relief of debtors including any plan of compromise or arrangement or other corporate proceeding involving its creditors, or (z) the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or for any substantial part of its properties and assets, and in the case of any such proceeding or order instituted against it (but not instituted by it), either the proceeding remains undismissed or unstayed for a period of 30 days, or any of the actions sought in such proceeding (including the entry of an order for relief against it or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its assets) occurs, or (iv) takes any corporate action to authorize any of the above actions.

9.                                      Grid Notations

Other than in cases of manifest error, the undersigned agrees that the entries by the Lender on the Grid of advances and payments shall be prima facie proof of the matters so recorded. The failure to record any amount on the Grid, however, shall not limit the obligation of the undersigned to repay the principal amount of the advances under this Note together with interest accruing thereon or limit the right of the Lender to recover any amount due and payable.

10.                               Application of Payments

Any payments in respect of amounts due under this Note shall be applied first in satisfaction of any accrued and unpaid interest, and then to the Principal Amount outstanding.

11.                               Waiver by the Borrower

The Borrower waives demand, presentment for payment, notice of non-payment, notice of dishonour, notice of acceleration, and notice of protest of this Note. The Borrower also waives the benefit of any days of grace, the benefits of division and discussion and the right to assert in any action or proceeding with regard to this Note any setoffs or counterclaims which the Borrower may have against the Lender.

12.                               No Waiver by the Lender

Neither the extension of time for making any payment which is due and payable under this Note at any time or times, nor the failure, delay, or omission of the Lender to exercise or enforce any of its rights or remedies under this Note, shall constitute a waiver by the Lender of its right to enforce any such rights and remedies subsequently.  The single or partial exercise of any such right or remedy shall not preclude the Lender’s further exercise of such right or remedy or any other right or remedy.

13.                               Notices

Any notice or other communication that is required or permitted to be given pursuant to this Note shall be in writing and will be validly given if delivered in person (including by courier service) or transmitted by electronic delivery as follows.

if to Kinross:	Kinross Gold Corporation
17th Floor, 25 York Street
Toronto, Ontario
M5J 2V5

	Attention:	Tye Burt

if to HWDC:	Harry Winston Diamond Corporation
P.O. Box 4569, Station A
Toronto, Ontario
M5W 4T9

	Attention:	Robert A. Gannicott

Any such notice or other communication will be deemed to have been given and received on the day on which it was delivered or transmitted by electronic delivery (or, if such day is not a Business Day, on the next following Business Day). Any party may at any time change its address for service from time to time by giving notice to the other parties in accordance with this Section.  For the purposes of this section, “Business Day” means any day, other than a Saturday or Sunday, on which banks in Toronto, Ontario are open for commercial banking business during normal banking hours.

14.                               Governing Law and Successors

This Note is made under and shall be governed by and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable in the Province of Ontario, and shall enure to the benefit of the Lender and its successors (including any successor by reason of amalgamation) and assigns, and shall be binding on the Borrower and its successors (including any successor by reason of amalgamation) and permitted assigns.

[Signature Page Follows]

HARRY WINSTON DIAMOND CORPORATION, as Borrower

By:
Name:
Title:
By:
Name:
Title:

Acknowledged and agreed this        day of August, 2010.

KINROSS GOLD CORPORATION, as Lender

By:
Name:
Title:

SCHEDULE NO. 1 TO THE TERM GRID PROMISSORY NOTE OF HARRY WINSTON DIAMOND CORPORATION TO KINROSS GOLD CORPORATION

DATED August 25, 2010

ADVANCES AND PAYMENT

TERM LOAN

DATE	AMOUNT ADVANCED	AMOUNT PAID	TOTAL PRINCIPAL OUTSTANDING	NOTATION MADE BY